Exhibit 10.1

Pinterest, Inc.
Non-Employee Director Compensation Policy
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Pinterest, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber members of the Company’s Board of Directors (the “Board of Directors”) who are not also employees, officers, consultants, advisors or independent contractors of the Company or its subsidiaries (“Non-Employee Directors”). In furtherance of this purpose, all Non-Employee Directors shall be compensated for services provided to the Company as set forth below:
1.Cash Retainers

a.Annual Retainer for Board Membership: $50,000 for service as a member of the Board.

b.Additional Annual Retainer for Non-Executive Chairperson: $40,000 per year for service as the     Non-Executive Chairperson of the Board of Directors.

c.Additional Annual Retainer for Lead Independent Director: $37,500 per year for service as the Lead Independent Director of the Board of Directors.

d.Additional Annual Retainers for Committee Membership:

Audit Committee Chair	$25,000
Audit Committee Member (other than the Chair)	$12,500
Compensation Committee Chair	$20,000
Compensation Committee Member (other than the Chair)	$10,000
Nominating and Corporate Governance Committee Chair	$10,000
Nominating and Corporate Governance Committee Member (other than the Chair)	$5,000
e.Payment of Annual Retainers; Pro-Ration: All cash retainers shall be paid prospectively on a quarterly basis, pro-rated for any Non-Employee Director whose service (or whose service in any of the additional capacities described above) commences during a calendar year such that the annual retainer is reduced proportionately for any calendar month prior to the month in which such service commenced.

Exhibit 10.1

2.Equity Awards

Grants of equity awards to Non-Employee Directors pursuant to this Policy will be automatic and nondiscretionary (without the need for any additional corporate action by the Board of Directors or the Compensation Committee) and will be made in accordance with the following provisions:

a.Initial Equity Grant. On the date on which any Non-Employee Director first begins providing services to the Company as a member of the Board of Directors, by reason of election by shareholders or appointment by the Board of Directors, he or she shall receive an initial grant of restricted stock units (“RSUs”) under the Company’s 2019 Stock Plan (the “Plan”) determined by dividing $400,000 by the Fair Market Value (as defined in the Plan) on the date of grant, rounded down to the nearest whole RSU, and evidenced by an award agreement in the form approved by the Board of Directors for such purpose prior to such grant (the “Initial Equity Grant”). The RSUs subject to the Initial Equity Grant shall vest in three equal, annual installments on each anniversary of the date of grant, subject to such Non-Employee Director’s continued service as a Non-Employee Director through each such vesting date.

b.Annual Equity Grant. Each Non-Employee Director shall receive an annual grant of RSUs under the Plan determined by dividing $260,000 by the Fair Market Value on the date of grant, rounded down to the nearest whole RSU, and evidenced by an award agreement in the form approved by the Board of Directors for such purpose prior to such grant (the “Annual Equity Grant”). The RSUs subject to the Annual Equity Grant shall vest in full on the earlier of (i) the first anniversary of the date of grant, or (ii) the date immediately prior to the Company’s next regular annual shareholders meeting, in either case subject to such Non-Employee Director’s continued service as a Non-Employee Director through such vesting date. Annual Equity Grants shall be made on the day immediately after the Company’s regular annual shareholders meeting to Non-Employee Directors who are serving on the Board on such date.

c.Acceleration. All RSUs granted pursuant to this Policy shall vest in full immediately prior to, but conditioned upon, the consummation of a Change in Control (as defined in the Plan).

d.Revisions. The Board of Directors in its discretion may change and otherwise revise the terms of awards to be granted pursuant to this Policy, including, without limitation, the number of shares subject thereto or the vesting terms of such awards, on a prospective basis, to the extent permitted by the Plan.

3.Expenses

The Company will reimburse Non-Employee Directors for any reasonable out-of-pocket travel expenses incurred by them in attending meetings of the Board of Directors or any Committee thereof.

Effective: February 25, 2021